Exhibit 99

CBS CORPORATION AND NATIONAL AMUSEMENTS ANNOUNCE RESOLUTION OF GOVERNANCE DISPUTES AND TRANSITION TO NEW LEADERSHIP

Leslie Moonves Departs as Chairman and CEO; Joseph Ianniello, COO, Appointed President and Acting CEO

Six New Independent Directors Elected to the Board; Five Independent Directors and One NAI-Affiliated Director Step Down

Settlement with National Amusements Enhances Opportunity to Create Value for CBS Shareholders

NEW YORK – Sept. 9, 2018 – CBS Corporation (NYSE: CBS.A and CBS) (“CBS” or “the Company”) today announced a settlement agreement with National Amusements, Inc. (“NAI”), members of the CBS Board of Directors, and related parties. Under the terms of the settlement, which have been approved by the Boards of Directors of CBS and NAI, the parties agreed to dismiss their pending litigation in Delaware. The full Board of CBS (following the unanimous recommendation of the Special Committee of the Board) has unanimously rescinded the previously announced Class A share dividend, and NAI has amended the Bylaws to undo the previous amendments that it adopted following filing of the Delaware litigation.

Concurrently with the settlement, Leslie Moonves will depart as Chairman, President and Chief Executive Officer effective immediately. Chief Operating Officer Joseph Ianniello will serve as President and Acting CEO while the Board conducts a search for a permanent successor. Mr. Ianniello, who joined the Company in 2005, has been COO of CBS since June 2013. The Chairman position will remain open pending the appointment of a permanent CEO.

Moonves and CBS will donate $20 million to one or more organizations that support the #MeToo movement and equality for women in the workplace. The donation, which will be made immediately, has been deducted from any severance benefits that may be due Moonves following the Board’s ongoing independent investigation led by Covington & Burling and Debevoise & Plimpton. Moonves will not receive any severance benefits at this time (other than certain fully accrued and vested compensation and benefits); any payments to be made in the future will depend upon the results of the independent investigation and subsequent Board evaluation.

In keeping with CBS’ and NAI’s commitment to Board independence, five current independent directors and one NAI-affiliated director have stepped down from the Board, and six new independent directors have been elected to the Board. The ongoing members of the Nominating and Governance Committee have endorsed the new independent directors. The new Board will be comprised of 11 independent directors and 2 NAI-affiliated directors.

In addition, NAI confirmed that it has no plans to propose a merger of CBS and Viacom and has agreed that it will make no such proposal for at least two years after the date of the settlement. NAI reaffirmed that it will give good faith consideration to any business combination transaction or other strategic alternative that the independent directors believe are in the best interests of the Company and its stockholders.

Vice Chair Shari Redstone said, “CBS is an organization of talented and dedicated people who have created one of the most successful media companies in the world. Today’s resolution will benefit all shareholders, allowing us to focus on the business of running CBS – and transforming it for the future. We are confident in Joe’s ability to serve as acting CEO and delighted to welcome our new directors, who bring valuable and diverse expertise and a strong commitment to corporate governance.”

Lead Independent Director Bruce Gordon said, “We thank Les for his 24 years of service. Among his achievements, he established a strong management team, giving us great confidence as we accelerate our succession plans and provide continuity of leadership. This agreement maintains an independent Board that is charged with determining the best course for the future of CBS on behalf of all shareholders.”

Gordon thanked the outgoing directors for their service: “They have devoted many valuable hours looking out for the best interests of this company, which has achieved industry-leading performance during their tenure. I welcome the new directors, who bring superb expertise, competence and diversity of perspective.”

The six new independent Board members are: Candace Beinecke, Barbara Byrne, Brian Goldner, Richard D. Parsons, Susan Schuman and Strauss Zelnick. The following independent directors will remain on the board in addition to Gordon: William Cohen, Gary Countryman, Linda Griego and Martha Minow. On behalf of NAI, in addition to Redstone, Robert Klieger remains on the board.

Additional details about the settlement agreement and the agreement with Moonves will be included in a CBS Corporation 8-K filing.

The Board will schedule the Company’s Annual Meeting of Shareholders for no later than Nov. 30, 2018.

Joe Ianniello Bio

Joseph Ianniello will now serve as President and Acting CEO of CBS Corporation. In this role, he will oversee all operations of the Company, including the CBS Television Network, Showtime Networks, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Interactive, CBS Films, CBS Television Stations and Simon & Schuster.

Previously, since 2013, Ianniello served as the Chief Operating Officer, where he was responsible for establishing and executing strategy across all of the Corporation’s businesses. In addition, he oversaw the monetization of the Company’s content across platforms, including retransmission consent fees and reverse compensation from affiliates, as well as the licensing of CBS content for digital streaming and broadband services.

Ianniello has helped lead CBS to be the #1 media stock among its peers for three of the last five years. Recently, he led the Company’s acquisition of Network Ten in Australia and the split-off CBS Radio through a transaction with Entercom. In addition, he led the conversion of CBS Outdoor into a real-estate investment trust, marking a first for an outdoor advertising business and ultimately leading to the split-off of CBS Outdoor from CBS in 2014.

Prior to being named Chief Operating Officer, Ianniello served as Chief Financial Officer (2009-2013) where he was responsible for the Company’s financial strategy across all of its operations. Before that, he held a number of key financial positions in the Company. He joined CBS in 1997.

In 2013 and 2014, Ianniello was ranked the #1 chief financial officer by sell-side analysts in Institutional Investor’s annual All-America Executive Team survey. Ianniello serves on the Board of Directors of New Alternatives for Children, Inc.

Ianniello earned a Bachelor of Business Administration at Pace University, where he serves today on its Board of Trustees, and a Master of Business Administration at Columbia University. He is married and has two children.

About CBS Corporation:

CBS Corporation (NYSE:CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS EcoMedia, and CBS Experiences. For more information, go to www.cbscorporation.com.

About National Amusements, Inc.:

National Amusements, Inc., is a world leader in the motion picture exhibition industry operating more than 950 movie screens in the U.S., U.K. and Latin America. National Amusements delivers a superior entertainment experience in theatres around the world under its Showcase, Cinema de Lux, Multiplex, SuperLux and UCI brands. Based in Norwood, Massachusetts, National Amusements is a closely held company operating under the third generation of leadership by the Redstone family. National Amusements is the parent company of both Viacom and CBS Corporation. National Amusements, directly and through subsidiaries, holds approximately 79.8% of the Class A (voting) common stock of Viacom Inc., constituting 10% of the overall equity of the Company. National Amusements, directly and through subsidiaries, also holds approximately 79.6% of the Class A (voting) common stock of CBS Corporation and approximately 9.5% of the Class A common stock and Class B (non-voting) common stock on a combined basis.

* * *

Press Contacts:

CBS: Gil Schwartz, Senior Executive Vice President and Chief Communications Officer, (212) 975-2121, gdschwartz@cbs.com; Dana McClintock, Executive Vice President of Communications, (212) 975-1077, dlmcclintock@cbs.com; Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com; Laurie Hays, (646) 250-2425; laurie.hays@edelman.com

National Amusements: Sara Evans, (646) 805-2066, sara.evans@finsbury.com; Kerry Golds, (646) 805-2811, kerry.golds@finsbury.com

Investors: Adam Townsend, Executive Vice President, Corporate Finance and Investor Relations, (212) 975-5292, adam.townsend@cbs.com; David Bank, Senior Vice President, Investor Relations, (212) 975-6106, david.bank@cbs.com